UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2005

MK RESOURCES COMPANY

(Exact name of registrant as specified in charter)

Delaware	0-23042	82-0487047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

(801) 297-6900

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 12, 2005, the Audit Committee of the Board of Directors of MK Resources Company (the “Company”), after discussions with management, concluded that the Company’s 2004 audited financial statements should no longer be relied upon because of an accounting error related to the application of SFAS 34, “Capitalization of Interest Cost” to the amortization of debt discount. In the fourth quarter of 2004, the Company amended its credit facility with Leucadia National Corporation to, among other things, increase the amount available for borrowing, increase the interest rate and include a conversion feature. Because the conversion price was below the trading price for the Company’s common stock on the date the credit facility was amended, there was an initial beneficial conversion feature of approximately $30.9 million. As a result of additional borrowings under the convertible credit facility during the fourth quarter, an aggregate of approximately $37.3 million was recorded in the fourth quarter of 2004 as a debt discount. During the fourth quarter of 2004, the amortized debt discount on the convertible credit facility was incorrectly recorded as an expense. Upon further analysis, the Company has determined that the amortized debt discount should have been interest cost subject to capitalization under SFAS 34 because the related debt was used to finance development activities associated with the Company’s Las Cruces copper mining project in Spain. This accounting treatment is consistent with the treatment of interest paid to Leucadia under the convertible credit facility.

The Company will restate its consolidated audited financial statements for the year ended December 31, 2004 and capitalize the amount of the amortized debt discount expensed in the fourth quarter of 2004. The restatement will reduce the Company’s net loss by approximately $6.0 million, or $0.16 per share, and increase the Company’s mining properties, plant and mine development, net and total assets by approximately $6.0 million. The restatement will also result in a corresponding increase in stockholders equity, which will be reflected as a decrease to the accumulated deficit. After giving effect to this restatement, the Company’s net loss for the year ended December 31, 2004 was $5.8 million, or $0.15 per share, and as of December 31, 2004, the Company had mining properties, plant and mine development, net of $110.5 million, total assets of $123.8 million, accumulated deficit of $58.6 million and total stockholders equity of $80.1 million.

The Audit Committee of the Board of Directors of the Company has discussed the matters giving rise to the restatement with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

Although the Company’s long-term debt presented on the Company’s December 31, 2004 balance sheet has decreased significantly through the recording of the debt discount, that decrease is temporary as the debt will increase as the discount is amortized over the remaining term of the Company’s convertible credit facility. Consistent with the restatement, the amortized debt discount will be subject to capitalization under SFAS 34 and, if capitalized, will be reflected as an increase in assets during periods that mining properties are being developed rather than as an expense. However, there is no effect on the aggregate amount of outstanding indebtedness the Company is obligated to repay under the convertible credit facility.

On May 2, 2005, the Company entered into agreements relating to the proposed sale of a 70% interest in the Las Cruces project to Inmet Mining Corporation. To facilitate the Inmet transaction, Leucadia and the Company have entered into a merger agreement, pursuant to which Leucadia will acquire the remaining 27.9% of the outstanding shares of the Company’s common stock that it does not already own. The outstanding indebtedness owed to Leucadia under the convertible credit facility will not be converted or repaid as part of the merger.

This report contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Except as required by law, the Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. The Company’s forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing, potential delays in the development of the Las Cruces project, imprecision of estimates, uncertainty of government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining activities, risks of development in foreign countries, environmental and other laws and regulations, competition, the Company’s reliance upon key executives, and risks relating to the Company’s majority shareholder and lender. Each of these risks and certain other uncertainties are discussed in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, there are a number of risks and uncertainties associated with the proposed transactions with Inmet and Leucadia. Consummation of these transactions is subject to a number of conditions, some of which are beyond the Company’s control. The failure to consummate these transactions could cause our results to differ materially from the forward-looking statements contained in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: May 13, 2005